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EXHIBIT 3.2

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                      ADVANCED TECHNOLOGY INDUSTRIES, INC .

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware.

                  The undersigned, James Samuelson, Chief Financial Officer of Advanced Technology Industries, Inc., a Delaware corporation (hereinafter called the "Corporation"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Board of Directors duly adopted the following resolution:

                  RESOLVED, that, pursuant to Article 4 of the Certificate of Incorporation (which authorizes the issuance of shares of preferred stock, $0.001 par value ("Preferred Stock")), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

                  RESOLVED, that each share of such series of the Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

                  1. NUMBER AND DESIGNATION. 700,000 shares of the Preferred Stock of the Corporation shall be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

                  2. DIVIDENDS. In case the Corporation shall make any dividend or distribution to holders of common stock of the Corporation (the "Common Stock"), whether payable in cash, securities or other property (other than dividends or distributions payable solely in Common Stock), the holder of each share of Series A Preferred Stock on the record date for such dividend or distribution shall be entitled to receive an equivalent dividend or distribution based on the number of shares of Common Stock that would be issuable to such holder upon the conversion of all shares of Series A Preferred Stock held by such holder on such record date (assuming the Filing Date (as defined in paragraph 4(a)) had occurred on such record date).





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                  3. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets and properties of the Corporation shall be distributed ratably among the holders of Series A Preferred Stock (based on the number of shares of Common Stock that would be issuable to such holders upon the conversion of all shares of Series A Preferred Stock held by such holders (assuming the Filing Date had occurred on such record date)) and the holders of Common Stock, in each case, on the record date for such distribution.

                  4. CONVERSION. (a) Subject to the terms and conditions of this paragraph 4, on the Filing Date, each share of Series A Preferred Stock shall automatically be converted, without any further action of the Corporation or the holders of such shares, at the office of the Corporation or, if the Corporation has a transfer agent for the Series A Preferred Stock, at the office of such transfer agent, into such number of fully paid and nonassessable whole shares of Common Stock equal to the Conversion Number (as defined below). "FILING DATE" shall mean the date the Corporation files with the Secretary of State of the State of Delaware an amendment to its Certificate of Incorporation providing for an increase in its authorized Common Stock in an amount sufficient such that all shares of Series A Preferred Stock outstanding on such date and all shares of Series A Preferred Stock subject to warrants outstanding on such date to purchase shares of Series A Preferred Stock can be converted into shares of Common Stock in accordance with the terms of the Series A Preferred Stock. "CONVERSION NUMBER" shall initially be equal to 400 and shall be subject to adjustment as provided below.

                           (b) In case the Corporation shall at any time
subdivide its outstanding shares of Common Stock into a greater number of shares or shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, the Conversion Number in effect immediately prior to such subdivision shall be proportionately increased, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Number in effect immediately prior to such combination shall be proportionately reduced.

                           (c) If any capital reorganization or reclassification
of the capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation or entity or the sale of all or substantially all of its assets to another corporation or entity shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets in exchange for Common Stock, then as a condition of such reorganization, reclassification, consolidation, merger or sale, each holder of a share or shares of Series A Preferred Stock shall, upon such exchange, in lieu of Common Stock, receive such shares of stock, securities or assets as may be issued or payable in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock that would be issuable to such holder upon the conversion of all shares of Series A Preferred Stock held by such holder (assuming the Filing Date had occurred prior to such reorganization, reclassification, consolidation, merger or sale).

                           (d) No certificates or scrip representing fractional
shares of Common Stock shall be issuable upon conversion of the Series A Preferred Stock. Any fractional share interests shall be rounded down to the nearest whole share of Common Stock.

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                           (e) (i) As soon as possible after the Filing Date and
after the surrender by a holder of a certificate or certificates of a share or shares of Series A Preferred Stock, the Corporation shall issue and deliver, or cause to be issued and delivered, to such holder, or on the holder's written order (upon compliance by such holder with paragraph (ii) below and federal and state securities laws applicable thereto) to the holder's transferee, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock in accordance with the provisions of this paragraph 4.

                                    (ii) Unless the shares issuable on
conversion pursuant to this paragraph 4 are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

                                    (iii) The shares of Common Stock issued upon
conversion as provided in this paragraph 4 will constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The certificates for shares of Common Stock to be issued shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act and any applicable state securities law.

                           (f) The Corporation covenants that all shares of
Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

                           (g) Shares of Series A Preferred Stock which are
converted into shares of Common Stock as provided herein shall not be reissued.

                           (h) The issuance of certificates for shares of Common
Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in an name other than that of the holder of shares of Series A Preferred Stock which is being converted as provided in paragraph 4(e)(ii).

                  5. VOTING. Except as otherwise provided by law and paragraph 6, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters to be voted on by the stockholders of the Corporation, and each holder of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Series A Preferred Stock held by such holder on the record date for the determination of stockholders entitled to vote (assuming the Filing Date had occurred on such record date); PROVIDED THAT holders of Series A Preferred Stock shall not be entitled to vote on (a) any amendment to the Corporation's Certificate of Incorporation that increases the authorized capital stock of the Corporation or (b) any merger or other transaction the primary purpose of which is to increase the authorized capital stock of the Corporation or to result in a surviving entity with a higher number of shares of authorized capital stock than the Corporation had prior to such merger or other transaction.

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                  6. RESTRICTIONS. As long as shares of Series A Preferred Stock are outstanding, in addition to any other vote of stockholders required by law, without the prior consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, in each case given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of Series A Preferred Stock shall vote together as a class, the Corporation will not alter or repeal the Corporation's Certificate of Incorporation or By-laws in any manner, or file any directors' resolutions pursuant to Section 151(g) of the General Corporation Law of the State of Delaware containing any provision or otherwise take any act, in any case which materially and adversely alters or changes the rights, preferences, privileges or voting power of the Series A Preferred Stock.

                  IN WITNESS WHEREOF, Advanced Technology Industries, Inc. has caused this Certificate of Designations to be executed by the undersigned this 2nd day of December, 2004.

                                       ADVANCED TECHNOLOGY INDUSTRIES, INC.,

                                       By:  /S/ James Samuelson
                                            -------------------
                                            Name: James Samuelson
                                            Title: Chief Financial Officer

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